Exhibit 10.1
PRIVATE AND CONFIDENTIAL
DATED SEPTEMBER 11, 2007
(1)	DOLLAR FINANCIAL UK LIMITED

(2)	PAUL MILDENSTEIN
AMENDED AND RESTATED
SERVICE AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	APPOINTMENT, TERM AND NOTICE	5
3.	DUTIES	6
4.	PLACE OF WORK	6
5.	HOURS OF WORK	6
6.	SALARY	7
7.	BONUS AND EQUITY	7
8.	PENSION AND OTHER BENEFITS	7
9.	EXPENSES	8
10.	MOTOR CAR	8
11.	HOLIDAYS	8
12.	ABSENCE FROM WORK	9
13.	OBLIGATIONS DURING EMPLOYMENT	9
14.	TERMINATION OF EMPLOYMENT	11
15.	SALE OR RECONSTRUCTION OF THE COMPANY	15
16.	RESTRICTIVE COVENANTS	16
17.	REDUCTION OF LENGTH OF POST TERMINATION RESTRICTIONS	18
18.	COMPANY PROPERTY	19
19.	INTELLECTUAL PROPERTY	19
20.	DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION	19
21.	DEDUCTIONS	19
22.	DATA PROTECTION	20
23.	NOTICES	20
24.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	20
25.	WARRANTY	20
26.	COLLECTIVE AGREEMENTS	20
27.	LAW AND JURISDICTION	21
28.	ENTIRE AGREEMENT; AMENDMENTS	21

THIS AMENDED AND RESTATED SERVICE AGREEMENT is made on September 6, 2007
BETWEEN
(1)	the Company Dollar Financial UK Ltd
     Castlebridge Office Village, Kirtley Drive, Castle Marina, Nottingham, NG7 2LD.
(2)	the Executive Paul Mildenstein
     2 Redhouse Farm Barn, Beausale, Warwickshire CV35 7NZ.
and includes the Particulars of Terms of Employment required by the Employment Rights Act 1996 (as amended).
     WHEREAS, the Company and the Executive are parties to a Service Agreement dated as of April 4, 2005 (the “Original Agreement”); and
     WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Amended and Restated Service Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
OPERATIVE PROVISIONS:
1.	DEFINITIONS AND INTERPRETATION
1.1.	In this Agreement the following words and expressions have the following meanings:

Confidential Information	shall include, but not be limited to, the following (whether recorded in writing, on computer disk or in any other manner) trade secrets; customer data, including but not limited to, any such information disclosing the names and addresses of customers and suppliers of the Company and/or any Group Company, the person at such contact or supplier to contact, the requirements of such customer or supplier, discounts offered by the Company and/or any Group Company; investment and pricing policies; product performance data; marketing information; technical designs or specifications of the Company’s products; business plans or dealings relating to the current or future activities of the Company and/or any Group Company, including the timing of all or any such matters; know-how; computer passwords; product lines; research activities and results; internal management accounts, any document marked “confidential” or any information which the Executive has been told is confidential or which the Executive might reasonably expect the Company and/or any Group Company would regard as confidential or which by its very nature is confidential to the Company, or any information which has been given to the Company and/or any Group Company in confidence by customers, suppliers or other persons, and whether or not recorded in documentary form, computer disk or tape, which the Executive shall acquire at any time during the Executive’s employment but which does not form part of the Executive’s own stock in trade provided that it shall not include any information or knowledge which is already in the public domain or may subsequently come into the public domain after the Termination Date other than by way of unauthorised disclosure by the Executive;

Group	the Company and any Group Company;

Group Company	means:

1.	a holding company of the Company as defined by s736 of the Companies Act 1985;

2.	a subsidiary as defined by s736 of the Companies Act 1985 of the Company, or of its holding company;

3.	a company over which the Company has control within the meaning of s840 of the Income and Corporation Taxes Act 1988; or

4.	a subsidiary undertaking of the Company as defined by s258 of the Companies Act 1985.

Material Interest	the holding of any position as director, officer,

employee, consultant, partner, principal or agent;

Termination Date	the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination.
1.2.	Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and reference to any gender shall include all other genders.

1.3.	References to the word “include” or “including” are to be construed without limitation.

1.4.	References in this Agreement to statutory provisions include all modifications and re-enactments of them and all subordinate legislation under them.

1.5.	Headings in this Agreement are inserted for convenience only and shall not affect its construction.
2.	APPOINTMENT, TERM AND NOTICE
2.1.	The Company will continue to employ the Executive and the Executive will serve the Company as its Managing Director.
2.2.	The Executive’s appointment commenced on July 1, 2005 and shall continue (subject to earlier termination as provided in this Agreement) by either party giving to the other six calendar months’ written notice.

2.3.	The Executive agrees that at its absolute discretion the Company may terminate the Executive’s employment under this Agreement with immediate effect by paying the Executive in lieu of his notice period or in lieu of the remainder of his notice period if at the Company’s request the Executive has worked during part of the notice period. For this purpose, the Executive agrees that the payment in lieu of notice will be his basic monthly salary and the value of contractual benefits and allowances for his notice period, after deducting Income Tax and National Insurance contributions, and specifically excluding from such calculation any, fee, bonus or commission referable to his employment whether payable under this Agreement or otherwise in respect of that period.

2.4.	The Executive’s continuous employment with the Company for the purposes of the Employment Rights Act 1996 (as amended) commenced on or before July 1, 2005. No employment with a previous employer counts as part of the Executive’s period of continuous employment.

2.5.	This Agreement shall automatically terminate on the Executive reaching age 65 (“the Retirement Date”) unless the Company and the Executive agree at any time prior to the Retirement Date that the Agreement should continue after the Retirement Date.

3.	DUTIES
3.1.	The Executive will carry out the duties and functions, exercise the powers and comply with the instructions assigned or given to the Executive from time to time by the Chief Operating Officer. Except when prevented by illness, accident or holiday the Executive will devote his time, attention and skill to the affairs of the Company and/or any Group Company and where appropriate do his best to promote its interests provided that the Company may at any time for any reason require the Executive to cease performing and exercising all or any of the Executive’s duties, functions or powers.

3.2.	The Executive will at all times keep promptly and fully informed the Chief Operating Officer (in writing if so requested) of the conduct of the business or affairs of the Company and/or any Group Company and provide such explanations and assistance as the Chief Operating Officer may require in connection with such business or affairs and the Executive’s employment under this Agreement.

3.3.	The Executive will not without the prior consent of the Chief Operating Officer accept or take up any other employment nor will he accept any form of paid or unpaid consultative or other work whilst employed by the Company (or any Group Company). Existing commitments need to be disclosed prior to the signing of this agreement to be included and consent for future commitments will be at the discretion of the Chief Operating Officer.
4.	PLACE OF WORK
4.1.	The Executive will perform the Executive’s duties at Castlebridge Office Village, Kirtley Drive, Castle Marina, Nottingham, NG7 2LD or such other place of business of the Company inside or outside of the United Kingdom as the Company may require.

4.2.	In the performance of the Executive’s duties, the Executive may be required to travel both throughout and outside the United Kingdom.
5.	HOURS OF WORK
5.1.	The Company’s normal office hours are from 9.00am to 5.30pm Monday to Friday but the Executive will work such hours as are needed for the proper performance of his duties including hours outside the Company’s normal office hours without additional remuneration in order to meet the requirements of the business.

6.	SALARY
6.1.	The Executive’s basic annual salary is £165,000 effective July 1, 2007, which will accrue from day to day and be payable monthly in arrears by BACS on the last business day of each month or the nearest working day before that.

6.2.	The Executive’s salary will be subject to review annually by the Company in its absolute discretion.
7.	BONUS AND EQUITY
7.1.	The Executive may while employed by the Company be entitled to an equity incentive and to be paid a bonus of such amount and on such terms as may be agreed between the Company and the Executive and to be set out in a separate agreement between the Company and the Executive.

7.2.	The Company reserves the right in its absolute discretion to vary the terms of and/or the measurement criteria of bonus payable under this Agreement.
8.	PENSION AND OTHER BENEFITS
8.1.	The Executive will be entitled to participate in the Company’s pension scheme subject to and upon the rules of the pension scheme from time to time in effect. A copy of the rules of the pension scheme can be obtained from the Company on request.

8.2.	The Company will contribute in equal monthly installments an amount equal to 5% of the Executive’s basic salary (or, if less, the maximum amount permitted by the Inland Revenue) during each year of his employment under this Agreement to the pension scheme referred to in Section 8.1 PROVIDED THAT, as a condition of making such contribution, the Company may require the Executive to contribute 5% of his basic salary to such pension scheme.

8.3.	There is no contracting out certificate in force in respect of the Executive’s employment under the provisions of the Pension Schemes Act 1993.

8.4.	During the Executive’s employment the Company will provide the Executive at the Company’s expense with Death in Service Benefit at the rate of 4 times basic salary under the Company’s scheme subject to and upon the rules of the scheme from time to time in force and to the Executive being eligible to participate in or benefit from the scheme.

8.5.	During the Executive’s employment the Company will provide the Executive and his immediate family at the Company’s expense with cover under the Company’s Private Healthcare Scheme subject to and upon the rules of the said scheme from time to time in force and to the Executive (and where appropriate the Executive’s family) being eligible to participate in or benefit from the scheme.

8.6.	In respect of the benefits provided to the Executive under this Section 8 the Company reserves the right to terminate or substitute other schemes for them or amend the scale or level of benefits.
9.	EXPENSES
The Company will reimburse to the Executive all business expenses reasonably and properly incurred in the performance of the Executive’s duties under this Agreement on hotel, traveling, entertainment and other similar items provided that the Executive produces to the Company all appropriate receipts or other satisfactory evidence of expenditure.
10.	MOTOR CAR
10.1. The Company shall provide the Executive with a car allowance in the sum of £15,000 per annum, to be paid on a monthly schedule.
11.	HOLIDAYS
11.1.	In this clause “holiday year” means the period from January 1st to December 31st in each year.

11.2.	In addition to statutory bank and public holidays the Executive will be entitled to 25 working days’ paid holiday in each holiday year.

11.3.	All holidays are to be taken at such times as may be approved by the Chief Operating Officer with two weeks notice.

11.4.	The Executive may not carry holiday forward to the following holiday year without express permission of the Chief Operating Officer.

11.5.	The Executive will not be entitled to any pay in lieu of holiday except when employment terminates and the Executive has not taken his accrued entitlement as at the Termination Date. On termination, the Executive’s holiday entitlement will be calculated pro-rata.

11.6.	Where the Executive has taken more or less than his holiday entitlement in the holiday year in which the employment terminates, a proportionate adjustment will be made by way of addition to or deduction from as appropriate the Executive’s final gross salary calculated on a pro-rata basis. A day’s pay for the purposes of this Section 11 will be 1/260 of the Executive’s annual basic salary.

12.	ABSENCE FROM WORK
12.1.	If the Executive is absent from work due to illness injury or other incapacity the Executive must notify the Company as soon as possible on the first day of absence that the Executive will be unable to attend. The Executive must then keep the Company informed on a regular basis of his progress and when he expects to return to work.

12.2.	If the Executive is absent from work for between three to seven days (including weekends), the Executive is required to complete a self-certification form stating the dates and reason for absence including details of illness, injury or incapacity on non working days as this information is required by the Company to calculate Statutory Sick Pay (“SSP”) entitlement.

12.3.	If the Executive is absent from work due to illness or injury which continues for seven or more consecutive days (including weekends) the Executive must provide the Company with a medical certificate and give or send it immediately to the Company. If absence is prolonged the Executive should continue to submit regular medical certificates, on a weekly basis, to cover the entire period of his absence and to keep the Company informed generally as to the Executive’s condition and the likely date of return to work.

12.4.	“Qualifying days” for SSP purposes are Monday to Friday inclusive. The first three qualifying days are waiting days for which no SSP is payable.

12.5.	Failure to comply with the above procedures may disqualify the Executive from receiving SSP.

12.6.	The Company will be entitled, at its expense, to require the Executive to be examined by an independent medical practitioner of the Company’s choice at any time and the Executive agrees that the Doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.
13.	OBLIGATIONS DURING EMPLOYMENT
13.1.	During employment by the Company the Executive shall:
13.1.1.	abide by any relevant Company policy, rule or procedure which may be in force from time to time;

13.1.2.	not without the Company’s prior written consent hold any Material Interest in any person, firm, company, business or organisation which:
13.1.2.1.	is in direct competition with the Company or the Group in cheque cashing or pay day cash advances;

13.1.2.2.	impairs or might reasonably be thought by the Company or the Group to impair the Executive’s ability to act at all times in the best interests of the Company; or

13.1.2.3.	requires the Executive to disclose Confidential Information in order properly to discharge his duties to or further his interest in such person, firm, company, organisation or business;
13.1.3.	not divulge Confidential Information or obtain or seek to obtain any direct or indirect financial advantage from the disclosure of such information provided that this obligation not to divulge Confidential Information does not apply to disclosures made with the prior consent of the Company and/or the Group or required by a Court Order;

13.1.4.	not directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of the Company and/or the Group any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by the Company’s or Group’s rules or guidelines from time to time and if the Executive or any person, firm, company, organisation or business in which the Executive holds any Material Interest shall obtain any such discount, rebate, commission or inducement the Executive shall immediately account to the Company and/or the Group for the amount the Executive or they receive;

13.1.5.	not introduce to any person, firm or company any business of any kind with which the Company or any Group Company for which the Executive has performed services under this Agreement is able to deal and not have any financial interest in, or derive any financial benefit from, contracts or transactions entered into by the Company or any other Group Company for which the Executive performed services under this Agreement with any third party, without first disclosing such interest or benefit to the Chief Operating Officer and obtaining his approval;

13.1.6.	not make any notes or memoranda relating to any matter within the scope of the business dealings or affairs of the Company or any Group Company otherwise than for the benefit of the Company or the Group or without the prior consent of the Chief Operating Officer, remove from the Company premises or copy or allow others to copy the contents of any document, disk, tape or other tangible items which contains any Confidential Information or which belongs to the Company or the Group;

13.1.7.	if so requested by the Company delete all Confidential Information from any computer disks, tapes or other reusable material in the Executive’s possession or under the Executive’s control and destroy all other documents and tangible items in the Executive’s possession or under the Executive’s control which contain or refer to any Confidential Information;
13.2.	The provisions of this Section 13 are subject to the Public Interest Disclosure Act 1998 and the Executive’s rights under that Act are unaffected.
14.	TERMINATION OF EMPLOYMENT
14.1.	Termination By Executive. The Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least six calendar months prior to the effective date of termination. The Company, at its election, may (i) require the Executive to continue to perform his duties hereunder for the full six calendar months notice period, or (ii) terminate the Executive’s employment at any time during such six calendar months notice period, provided that any such termination shall not be deemed to be a termination of the Executive’s employment by the Company without Cause. Upon a termination by the Executive, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment.

14.2.	Termination By Company For Cause. If the Executive’s employment is terminated for “Cause,” the Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination. As used in this Agreement, the term “Cause” shall include but not be limited to a termination for (i) a material breach of any promise or obligation imposed under this Agreement, including, without limitation, a refusal to substantially perform the Executive’s duties hereunder, except in the event that the Executive becomes permanently disabled as set forth in Section 14.4; (ii) acts of embezzlement or misappropriation of funds, regardless of whether the embezzlement or misappropriation involves funds or assets of the Company or a third party; (iii) dereliction of fiduciary obligation; (iv) conviction of a felony, plea of guilty or no contest to a felony charge or any criminal act involving moral turpitude; (v) an unauthorized disclosure of confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; (vi) a violation of any material Company rule, regulation or policy; (vii) any act adverse to the interests of the Company or reasonably likely to result in material harm to the Company or to bring the Company into disrepute; (vii) engaging in behaviour that would constitute grounds for liability for harassment (as proscribed by any applicable regulatory body) or other conduct that violates laws governing the workplace; provided, however, that “Cause” shall not be found to exist absent a majority vote of the Board at the relevant time, excluding the Executive.

14.3.	Termination By Company Without Cause. Upon six calendar months’ written notice, the Company shall retain the right to terminate the Executive without Cause. If the Executive’s employment is terminated by the Company without Cause, the Executive shall be provided with the following severance package, contingent upon the terms set forth below:
14.3.1.	The Executive shall continue to receive an amount equivalent to his then current basic annual salary for a period of six (6) months following the effective date of his termination (the “Severance Period”); said amounts to be paid to the Executive in accordance with the Company’s payroll practices;

14.3.2.	The Executive shall receive a payment of fifty percent (50%) of his target annual bonus, if any as determined in accordance with Section 7 and which shall be calculated by averaging the amount of the annual bonuses received by the Executive for the prior two years and multiplying this average by .50, and shall be paid out in equal installments over the Severance Period;
14.3.3.	During the Severance Period, the Company shall continue to contribute to the cost of the Executive’s health insurance coverage under the Company’s Private Healthcare Scheme;

14.3.4.	During the Severance Period, the Company shall continue paying the premiums or will reimburse the Executive for premiums paid for life and disability insurance that were in effect at the time of termination and shall continue to pay the Executive his car allowance payment;
provided, however, the Executive shall not be entitled to any severance compensation and benefits under this Section 14.3 unless (i) the Executive complies with all surviving provisions of Sections 16, 18 and 19 or any other non-competition agreement, non-solicitation agreement, confidentiality agreement or invention assignment agreement signed by the Executive, and (ii) the Executive executes and delivers to the Company after a notice of termination a release in form and substance acceptable to the Company by which the Executive releases the Company and all of its affiliates from any obligations and liabilities of any type whatsoever, including those arising out of his employment, the termination of employment, or under this Agreement, except for the Company’s obligations with respect to the severance compensation and benefits under this Section 14.3. The parties hereto acknowledge that the severance compensation and benefits to be provided under this Section 14.3 is to be provided in consideration for the above-specified release.

14.4.	Termination for Executive’s Permanent Disability. To the extent permissible under applicable law, in the event the Executive becomes permanently disabled during employment with the Company, the Company may terminate this Agreement by giving thirty (30) days notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in this Agreement within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day period. A termination due to the Executive’s permanent disability shall be treated for all severance purposes as a Termination “Without Cause,” and the Executive shall be entitled to receive all of the payments identified in Section 14.3 of this Agreement, provided that he complies with the terms and conditions set forth in Section 14.3. “Permanently disabled” for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for six (6) months during any one employment year irrespective of whether such days are consecutive.

14.5.	Termination Due To Executive’s Death. In the event that the Executive dies during the term of this Agreement, this Agreement shall terminate as of the date of the Executive’s death. A termination due to the Executive’s death shall be treated for all severance purposes as a Termination “Without Cause,” and the Executive’s estate shall entitled to receive all of the severance compensation and benefits identified in Section 14.3, provided that it complies with any applicable terms and conditions set forth in Section 14.3. The Executive’s estate shall also be entitled to receive any accrued but unpaid salary and bonuses, any accrued but unpaid vacation, and to be reimbursed for any reimbursable expenses that have not been reimbursed prior to such termination.

14.6.	Termination Without Cause Following a “Change of Control.” In the event that, within eighteen (18) months following the date of a “Change of Control,” as defined below (with this time period being referred to as the “Change of Control Period”), the Executive’s employment with the Company is terminated by the Company without Cause, then, in addition to the severance benefits provided for in Section 14.3 of this Agreement, the Executive shall be entitled to certain enhanced severance benefits, contingent upon his compliance with the terms and conditions serving as prerequisites to his eligibility for severance compensation and benefits set forth in Section 14.3. Under such circumstances, the Executive shall be entitled to the following:
14.6.1.	Instead of six months of salary continuation, the Executive shall be entitled to receive an additional six months of his basic salary, so that the Executive shall be entitled to receive a total of twelve (12) months of salary continuation, which shall be payable over the twelve month period subsequent to the effective date of the termination of his employment (the “Enhanced Severance Period”); and

14.6.2.	The Executive shall receive a bonus payment (as contemplated under Section 7 of this Agreement), which shall be calculated by averaging the amount of the annual bonuses received by the Executive for the prior two years, and multiplying this average by 1.0, and this bonus amount shall be payable in equal monthly installments over the Enhanced Severance Period;

14.6.3.	The Executive shall become fully vested in his outstanding options, restricted stock or other equity awards; and

14.6.4.	Except to the extent expressly superseded by the foregoing, the Executive shall be eligible to receive the severance compensation and benefits set forth in Section 14.3 above.
For purposes of this Section, “Change of Control” means: (i) a sale or transfer of substantially all of the assets of either Dollar Financial Corp. or Dollar Financial Group, Inc. in any transaction or series of related transactions (other than sales in the ordinary course of business); (ii) any merger, consolidation or reorganization to which either Dollar Financial Corp. or Dollar Financial Group, Inc. is a party, except for an internal reorganization or a merger, consolidation or reorganization in which either Dollar Financial Corp. or Dollar Financial Group, Inc. is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of Dollar Financial Corp. or Dollar Financial Group, Inc. outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own, immediately following the merger, consolidation or reorganization, capital stock holding a majority of the voting power of Dollar Financial Corp. or Dollar Financial Group, Inc.; (iii) any sale or series of sales of shares of the capital stock of Dollar Financial Corp. by the holders thereof which results in any person or group of affiliated persons owning capital stock holding twenty five percent (25%) or more of the voting power of Dollar Financial Group, Inc. at the time of such sale or series of sales; (iv) a circumstance where any individual, firm, corporation, limited liability company, partnership, sole proprietorship, trust or other legally cognizable entity (“Person”) other than an “Exempted Person” (as defined below) who or which, alone or together with any affiliates or associates of that person, becomes the Beneficial Owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time) of twenty-five percent (25%) or more of the voting securities of Dollar Financial Corp. (including all securities or other interests in Dollar Financial Corp. having by their terms ordinary voting power to elect members of the Board of Directors of Dollar Financial Corp. collectively “Voting Securities”) except as a result of (y) any acquisition of the Dollar Financial Corp.’s Voting Securities by Dollar Financial Corp., or (z) any acquisition of Dollar Financial Corp’s Voting Securities directly from Dollar Financial Corp., as authorized by the Board; (v) any liquidation, dissolution or winding up of either Dollar Financial Corp. or Dollar Financial Group, Inc.; (vi) any circumstance by which the persons who constitute Dollar Financial Corp.’s Board of Directors as of the date hereof cease for any reason to constitute a majority of the directors of Dollar Financial Corp., unless the election or nomination for election of each director who is not a director on the date hereof was approved by a vote of no less than a two-thirds (2/3) of the directors then still in office who are directors on the date hereof or are new directors approved by such vote; or (vii) Dollar Financial Corp. ceases to be a company whose common stock is publicly traded on a major United States stock exchange such as the NYSE or NASDAQ.
For purposes of this Agreement, an “Exempted Person” shall be defined as: (i) the Executive or any group (as contemplated by Section 13(d)(3) of the U.S. Securities Exchange Act of 1934) of which the Executive is a member; (ii) any Person that controls (as defined in Rule 12b-2 of the U.S. Securities Exchange Act of 1934) the Company as of the date of this Agreement or any group of which any such Person is a member; (iii) any corporation or other entity owned directly or indirectly by the shareholders of Dollar Financial Corp. or Dollar Financial Group, Inc. in substantially the same proportions as their ownership of Dollar Financial Corp. or Dollar Financial Group, Inc. Voting Securities; or (iv) any employee benefit plan or related trust that is maintained or sponsored by Dollar Financial Corp. or Dollar Financial Group, Inc. or any of its subsidiaries, or any trustee or other fiduciary of Dollar Financial Corp. or Dollar Financial Group, Inc. or any subsidiary.
15.	SALE OR RECONSTRUCTION OF THE COMPANY
The Executive will have no claim against the Company or any Group Company in respect of the termination of his employment under this Agreement in connection with the sale of the whole or a substantial part of the business or undertaking of the Company or on or in connection with the sale by the Company of any Group Company or on or by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction (whether or not by reason of insolvency) if the Executive is offered employment on no less favourable terms than those contained in this Agreement (apart from the identity of the employer) with any person, firm or company as a result of such sale or of such amalgamation or reconstruction.

16.	RESTRICTIVE COVENANTS
16.1.	Reasonableness of Restrictions

The Executive acknowledges that in the ordinary course of his employment the Executive will be exposed to Confidential Information and the Company’s and Group’s customers, suppliers and employees. The Executive acknowledges that such Confidential Information and contact with customers, suppliers and employees may not be readily available to others engaged in a business similar to that of the Company or any Group Company or to the general public and that a disclosure of Confidential Information and or contact with customers, suppliers and/or employees will be liable to cause significant harm to the Company or any Group Company. The Executive agrees that the provisions of this Section 16 are necessary and reasonable to protect the legitimate interests of Dollar Financial Corp., Dollar Financial Group, Inc., the Company and the Group and its/their customers.
16.2.	Confidential Information

After the termination of employment for whatever reason the Executive will not at any time and in any manner use or divulge or communicate to any person, firm, company or other organisation any Confidential Information except if such disclosure is with the prior written consent of the Company or required by a Court Order.

16.3.	Non Competition
16.3.1.	The Executive agrees that during his employment with the Company and for twenty four (24) months after the Termination Date he will not:
16.3.1.1.	directly or indirectly engage in the UK, United States, Canada or any other country in which Company now or hereafter during the Executive’s period of employment, conducts business, in any activity which, or any activity for any enterprise or entity a material part of the business of which, is competitive with the business conducted by Dollar Financial Corp., Dollar Financial Group, Inc., the Company or any Group Company at the time of termination or any business that Dollar Financial Corp., Dollar Financial Group, Inc., the Company or any Group Company proposed to be conducted during my employment with the Company, either as an officer, director, employee, independent contractor or as a 2% or greater owner, partner, or stockholder in a publicly traded entity;

16.3.1.2.	directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that Dollar Financial Corp., Dollar Financial Group, Inc., the Company or any Group Company has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Dollar Financial Corp., Dollar Financial Group, Inc., the Company or any Group Company; or

16.3.1.3.	directly or indirectly induce or attempt to influence any employee of Dollar Financial Corp., Dollar Financial Group, Inc., the Company or any Group Company to terminate his or her employment with any such company.
16.4.	Non-Solicitation/Dealing/Poaching/Interference
16.4.1.	The Executive agrees that during his employment with the Company and for twenty four (24) months after the Termination Date he will not:
16.4.1.1.	directly or indirectly, on the Executive’s behalf or on behalf of any third party, (i) target, recruit, solicit or induce, or attempt to induce, any employees of Dollar Financial Corp., Dollar Financial Group, Inc., the Company or any Group Company to terminate their employment with, or otherwise cease their relationship with, any such company; or (ii) solicit, divert, reduce, take away, or attempt to divert, reduce, or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by Dollar Financial Corp., Dollar Financial Group, Inc., the Company or any Group Company with which the Executive was substantively involved during the course of his employment with the Company) of any (A) clients, customers, franchisees, or accounts, or (B) prospective clients, customers, franchisees, or accounts, that were contacted or solicited by the Executive within six (6) months prior to the Termination Date, of Dollar Financial Corp., Dollar

Financial Group, Inc., the Company or any Group Company.
16.5.	The Executive acknowledges and understands that, in the event of a breach or threatened breach of this provision by the Executive, Dollar Financial Corp., Dollar Financial Group, Inc., the Company or any Group Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this provision, which shall be in addition to any other remedies available to it, as well as an award of attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this provision.

16.6.	Notwithstanding Section 16.7 each covenant contained in Sections 16 shall be construed as a separate covenant and, if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants shall continue to bind the Executive.

16.7.	Whilst the covenants in Section 16 are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement the Company may by notice in writing at any time to the Executive reduce in whole or in part the extent or duration of the restrictions in them in such manner and to such extent as the Company in its absolute discretion determines and the Executive then agrees to be bound by such additional covenants in the form reduced and the validity of any other covenant and provision contained in this Agreement shall not be affected.

16.8.	If the Executive applies for or is offered new employment, or a new engagement, before entering into any related contract the Executive will bring the terms of this Agreement to the attention of the third party proposing, directly or indirectly, to appoint or engage the Executive.

16.9.	Section 16 of this Agreement shall apply as though references to “Group Company” were substituted for existing references to the “Company”. The Executive’s obligations pursuant to such clause will with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or enforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Group Company.
17.	REDUCTION OF LENGTH OF POST TERMINATION RESTRICTIONS

The parties agree that the periods referred to in Sections 16.4 and 16.5 will be reduced by one day for every day during which pursuant to Section 14.3 the Executive is excluded from the Company’s premises and/or required not to undertake the Executive’s normal duties.

18.	COMPANY PROPERTY

On request and in any event of the termination of his employment, the Executive will immediately return to the Company all originals and copies of all documents, computer disks and tapes and other tangible items in the Executive’s possession or under the Executive’s control which belong to the Company or the Group and/or which contain or refer to any Confidential Information or which in any other way relate or belong to the Company or the Group.
19.	INTELLECTUAL PROPERTY

All present and future copyright, know-how, rights to prevent unauthorised extraction and other intellectual property rights in any product or work developed or partly developed by the Executive during the course of the employment with the Company shall remain the sole and exclusive property of the Company and this Agreement does not purport to grant, assign or transfer any rights in such products or works to the Executive.
20.	DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION
20.1.	The Company has a disciplinary procedure a copy of which is available on request from the Company. The disciplinary procedure is not incorporated by reference to this Agreement and does not form part of it.

20.2.	If the Executive has a grievance in relation to the employment or is dissatisfied with a disciplinary decision against the Executive, the Executive may apply in writing to the Chief Operating Officer. This right to raise a grievance does not form part of the Executive’s contract of employment.

20.3.	The Company is entitled (without prejudice to its rights consequently to terminate this Agreement on the same or any other ground) to suspend the Executive on full pay including bonuses, equity and allowances for so long as may be reasonably necessary to carry out any investigation, including, but not limited to, any investigation under the disciplinary procedure and hold a disciplinary hearing and may require the Executive during such period: not to enter any premises of the Company or any Group Company and to abstain from contacting any customers, suppliers or employees of the Company or any Group Company provided that the Executive shall not be employed by or provide services to any third party during the period for which he is suspended.
21.	DEDUCTIONS
The Executive authorises the Company to deduct from his remuneration (including salary, pay in lieu of notice, commission, bonus, and holiday pay) at any time during the employment or in any event on termination of employment any monies owed by the Executive to the Company or any Group Company.
22.	DATA PROTECTION
22.1.	The Executive gives the Company permission to collect, retain and process information about him, including but not limited to details of his date of birth, sex and ethnic origin. The Company warrants that this information will only be used in order that the Company can monitor its compliance with the law and best practice in terms of equal opportunities and non-discrimination.

22.2.	Should the Executive’s personal circumstances change such as to render out the date the information held by the Company, he should notify the Company immediately.
23.	NOTICES
23.1.	Any notice given under this Agreement shall be in writing and shall be served on the party (in the case of the Executive) at the above address or any other address notified by the Executive to the Company or (in the case of the Company) at its registered office.

23.2.	Any notice shall be taken to have been received on the date and time of its actual receipt.
24.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Notwithstanding any other provision of this Agreement, save in relation to Group Companies, for the purposes of the Contracts (Rights of Third Parties) Act 1999, this Agreement is not intended to, and does not, give any person who is not a party to it any right to enforce any of its provisions.
25.	WARRANTY

The Executive warrants to the Company that by virtue of entering into this Agreement the Executive will not be in breach of any express or implied terms of any contract with or any obligation to any third party binding upon the Executive.
26.	COLLECTIVE AGREEMENTS

There are no collective agreements in place which affect the Executive’s employment with the Company.

27.	LAW AND JURISDICTION

The Agreement will be governed by and interpreted in accordance with English law and the parties irrevocably agree to submit to the jurisdiction of the English courts over any claim or matter or to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings may be brought in such courts.
28.	ENTIRE AGREEMENT; AMENDMENTS

This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Executive with the Company, including without limitation the Original Agreement. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

EXECUTION AND DELIVERY
This document is executed as a deed and delivered on the date set out at the beginning of this Agreement.

SIGNED as a DEED by
Dollar Financial UK Limited
acting by two Directors
or a Director and Secretary:	/s/ Jeffrey Weiss Sept. 6, 2007

Jeffrey Weiss, Chairman and CEO / Date

/s/ Donald Gayhardt Sept. 6, 2007

Donald Gayhardt, President / Date

SIGNED as a DEED by Paul Mildenstein	/s/ Paul Mildenstein Sept. 11, 2007 Paul Mildenstein / Date

in the presence of:

Witness Signature:

Name:

Address: